EXHIBIT 21

LIST OF SUBSIDIARIES OF

CAPSTEAD MORTGAGE CORPORATION

At December 31, 2010, the subsidiaries of Capstead Mortgage Corporation were as follows:

State of Domicile
PARENT COMPANY SUBSIDIARY

Capstead Mortgage Corporation (“CMC”)	Maryland
Capstead Capital Corporation	Delaware
CMC Securities Corporation IV	Delaware
Capstead Inc.(1)	Delaware
Capstead Mortgage Trust I (2)	Delaware
Capstead Mortgage Trust II (2)	Delaware
Capstead Mortgage Trust III (2)	Delaware
Capstead Securities Holding, LLC	Delaware
CMC Real Estate Capital GP, LLC	Delaware
CMC Real Estate Capital, L.P.(3)	Delaware
Redtail Capital Partners LP (4)	Delaware
Redtail Capital Partners One, LLC (5)	Delaware
Capstead Real Estate Holdings, LLC	Delaware

(1)	CMC owns all of the issued and outstanding preferred stock, representing 98.5% of Capstead Inc.
(2)	CMC owns 100% of the common securities of these unconsolidated statutory trusts formed to issue preferred securities to unrelated third party investors.
(3)	CMC owns 99.9% of CMC Real Estate Capital, L.P. with the remainder held by CMC Real Estate Capital GP, LLC.
(4)	CMC Real Estate Capital L.P. owns 100% of the limited partnership interests of Redtail Capital Partners LP, with CMC Real Estate Capital GP, LLC holding the remaining general partner interest.
(5)	Redtail Capital Partners LP is the sole member of Redtail Capital Partners One, LLC.